Legend Oil and Gas, Ltd 8-K

Exhibit 99.1

LOGL 10-Q Released for 3rd Quarter 2014

Legend Oil and Gas, Ltd. Releases Results as of and for the Quarter Ended September 30, 2014

Alpharetta, Georgia, Nov. 19, 2014 (GLOBE NEWSWIRE) -- The Legend Oil and Gas, Ltd.(LOGL) ("Company") quarterly report at September 30, 2014, continues to indicate many items that reflect the corporate restructuring which began in June of this year.  Legend continued to expand its drilling programs at Piqua, McCune and the newly acquired Volunteer/Landers oil and gas properties, which are expected to show increased production results in the coming quarters.

Warren Binderman, Legend's Chief Financial Officer noted that "Legend made significant strides in the 3rd quarter vs. the 2nd quarter, with oil and gas revenue increasing to almost a double over the prior quarter to $218,000.  We also progressed to showing net income for the quarter ended September 30, 2014 of approximately $292,000, compared with a net loss of $1.73 million for the same quarter last year- a net change of approximately $2 million to the positive. Further, for the nine months ended September 30, 2014, we decreased our total net loss by nearly $3.5 million, from $4.9 million to $1.4 million demonstrating the significant and positive changes that began in June and continue today as we  press forward  with the restructuring plan."

Binderman continued "during this quarter, as a result of the bankruptcy and deconsolidation of Legend Energy Canada, we incurred a noncash gain on discontinued operations of approximately $3.3 million.  Offsetting those noncash revenues were certain noncash general and administrative expenses related to changes in embedded derivatives of approximately $1.9 million, and an impairment of oil and gas properties of approximately $152,000.  Further noncash expenses in our statement of operations were interest expense of $266,000, a loss on conversion of debt of $63,000, depletion, depreciation and amortization costs of $64,000 and a change in value on the derivative computation related to warrants of $231,000.  We also had a one-time charge of approximately $250,000, related to the Canadian Bankruptcy Trustee and legal fees paid as a result of the Canadian bankruptcy filing and liquidation.  Noncash costs in the quarter approximate $2.6 million, with one time cash charges of approximately $250,000.  We are comforted by this quarter's results, and look forward to maintaining our momentum as we get deeper into our operating thesis, with the past issues from prior periods getting further behind us."

Binderman continued "subsequent to the end of this quarter, literally just last week, on November 13, 2014, Legend and Hillair Capital Investments, L.P. ("Hillair") entered into a debt and warrant restructuring to simplify the various tranches of debt infused by Hillair since June of 2013.   All existing debt outstanding and owned by Hillair, as described in prior Current Reports on Form 8-K were restructured and consolidated into one new debenture.  All conversion and amortization features have been removed, resulting in a new, single senior secured debenture, with a total amount due Hillair of $6 million plus annual interest of 8.5% due and payable in one payment on March 1, 2016. Further, in exchange for the 600,000,000 warrants to purchase shares of the Company's common stock held by Hillair, Hillair  agreed to purchase 600 shares of convertible preferred stock with a value $1,000 each for a total purchase price of $600,000. This convertible, perpetual preferred stock has a 0% dividend rate, is and will be classified as equity in future financial statements, and is in exchange for any and all outstanding warrants and conversion features included in prior debentures. The shares of preferred stock are convertible into 600 million shares of the Company¹s common stock at $0.001 per share.  We appreciate the confidence Hillair has placed in our management team and business platform.  This capital infusion gives us further flexibility to continue our successful execution of our exploration and drilling programs."

Andrew Reckles, Chief Executive Officer stated, "This was a very busy quarter for the company across all areas.  From drilling approximately 15 wells on our KS properties to the formal bankruptcy of the Canadian Subsidiary to acquiring a producing Oil and Gas property in Kansas, the management team of the company has worked hard to continue the restructuring that began in June. As of the release of this 10Q, the Company is producing approximately 60 BOPD from its three projects in KS, up from less than 9 BOPD in June.  We are also under PSA (purchase and sale agreement) for another acquisition in Northern Oklahoma, which we expect to close in December."

Reckles added, "There is still plenty of work to do;  this restructuring is far from over and will probably continue until the middle of 2015, but, I am extremely encouraged by the production growth and the ever improving financial picture at the Company."

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas.

Forward-looking Statements:

This press release contains forward-looking statements concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program.  These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2014 drilling and development plan.  Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and Form 10Q for the quarter ended March 31, 2014. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.

CONTACT:

Warren S. Binderman

Chief Financial Officer

(678) 595-6243